Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103 215.299.6000 phone 215.299.5998 fax www.fmc.com

News Release

For Release: Immediate

Media contact: Jim Fitzwater - 215.299.6633

Investor Relations contact: Brennen Arndt - 215.299.6266

FMC Announces Phase Out and Transition Plan for Baltimore Facility

BALTIMORE, June 21, 2007 - FMC Corporation (NYSE: FMC) today announced the company will phase out operations at its Baltimore, Md., agricultural chemicals facility by March 2008. The company’s decision is consistent with its strategy to maintain globally cost-competitive manufacturing positions by sourcing raw materials, intermediates and finished products in lower-cost manufacturing locations. All the products currently produced in the Baltimore facility will be sourced from several of FMC’s manufacturing alliance partners.

The phase out of the Baltimore facility will result in estimated pre-tax charges to income from continuing operations of approximately $125 million to $135 million over the next five quarters, beginning in the second quarter of 2007. These charges consist of asset impairments, severance and other related restructuring costs. In 2007, the favorable impact on the company’s income from continuing operations before income taxes, excluding the charges noted above, is expected to be approximately $5 million to $6 million. The annualized benefit to income from continuing operations before income taxes is estimated to be approximately $25 million to $30 million, which is expected to be fully realized in 2009.

“While the economic benefits to the corporation and the expected improvements in our Agricultural Products global cost-competitiveness are significant, this was nevertheless a difficult decision from an employee perspective,” said Milton Steele, Vice President and General Manager for FMC Agricultural Products.

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“We sincerely appreciate our employees’ dedication and their achievements in maintaining safe and efficient operations at the Baltimore plant. Our 10-month phase out will allow us to assist our employees in finding new opportunities. During this time, we will also actively seek redevelopment of the site. We are committed to ensuring that our responsibilities to our employees and the community are addressed as fully as possible,” Steele stated.

FMC is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its business in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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